Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
Background
Monsanto Company, along with its subsidiaries, is a leading global provider of agricultural products for farmers. Our seeds, biotechnology trait products, and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming, and produce better foods for consumers and better feed for animals.
We manage our business in two segments: Seeds and Genomics and Agricultural Productivity. Through our Seeds and Genomics segment, we produce leading seed brands, including DEKALB, Asgrow, Deltapine, Seminis and De Ruiter, and we develop biotechnology traits that assist farmers in controlling insects and weeds. We also provide other seed companies with genetic material and biotechnology traits for their seed brands. Through our Agricultural Productivity segment, we manufacture Roundup and Harness brand herbicides and other herbicides. Approximately 43 percent of our total company sales, 37 percent of our Seeds and Genomics segment sales, and 57 percent of our Agricultural Productivity segment sales originated from our legal entities outside the United States during fiscal year 2010.
In the fourth quarter of 2008, we entered into an agreement to divest the animal agricultural products business (the Dairy business). This transaction was consummated on Oct. 1, 2008. As a result, financial data for this business has been presented as discontinued operations as outlined below. The financial statements have been prepared in compliance with the provisions of the Property, Plant and Equipment topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). Accordingly, for all periods presented herein, the Statements of Consolidated Operations and Consolidated Financial Position have been conformed to this presentation. The Dairy business was previously reported as part of the Agricultural Productivity segment. See Note 29 — Discontinued Operations — for further details.
This MD&A should be read in conjunction with Monsanto’s consolidated financial statements and the accompanying notes. The notes to the consolidated financial statements referred to throughout this MD&A are included in Part II — Item 8 — Financial Statements and Supplementary Data — of this Report on Form 10-K. Unless otherwise indicated, “earnings (loss) per share” and “per share” mean diluted earnings (loss) per share. Unless otherwise noted, all amounts and analyses are based on continuing operations.
Non-GAAP Financial Measures
MD&A includes financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as two other financial measures, EBIT and free cash flow, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of EBIT and free cash flow information is intended to supplement investors’ understanding of our operating performance and liquidity. Our EBIT and free cash flow measures may not be comparable to other companies’ EBIT and free cash flow measures. Furthermore, these measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with U.S. GAAP.
EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. EBIT is the primary operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by Monsanto management to determine resource allocations within the company. See Note 26 — Segment and Geographic Data — for a reconciliation of EBIT to net income (loss) for fiscal years 2010, 2009 and 2008.
We also provide information regarding free cash flow, an important liquidity measure for Monsanto. We define free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. We believe that free cash flow is useful to investors and management as a measure of the ability of our business to generate cash. This cash can be used to meet business needs and obligations, to reinvest in the company for future growth, or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used by management as one of the performance measures in determining incentive compensation. See the “Financial Condition, Liquidity, and Capital Resources — Cash Flow” section of MD&A for a reconciliation of free cash flow to net cash provided by operating activities and net cash required by investing activities on the Statements of Consolidated Cash Flows.
Executive Summary
Consolidated Operating Results — Net sales in 2010 decreased $1,222 million from 2009. This decline was primarily a result of decreased sales of Roundup and other glyphosate-based herbicides in the United States, Europe and Brazil. Net income attributable to Monsanto Company in 2010 was $2.01 per share, compared with $3.80 per share in 2009.
The following factors affected the two-year comparison:
2010:
•	We recorded restructuring charges of $324 million in 2010 which was recorded in restructuring charges for $210 million and cost of goods sold for $114 million in the Statement of Consolidated Operations. See Note 5 — Restructuring — for further discussion.
2009:
•	We recorded restructuring charges of $406 million in fourth quarter 2009 which was recorded in restructuring charges for $361 million and cost of goods sold for $45 million in the Statement of Consolidated Operations. See Note 5 — Restructuring — for further discussion.
Financial Condition, Liquidity, and Capital Resources — In 2010, net cash provided by operating activities was $1,398 million, compared with $2,246 million in 2009. Net cash required by investing activities was $834 million in 2010, compared with $723 million in 2009. As a result, our free cash flow, as defined in the “Overview — Non-GAAP Financial Measures” section of MD&A, was a source of cash of $564 million in 2010, compared with $1,523 million in 2009. We used cash of $57 million in 2010 for acquisitions of businesses, compared with $329 million in 2009. For a more detailed discussion of the factors affecting the free cash flow comparison, see the “Cash Flow” section of the “Financial Condition, Liquidity, and Capital Resources” section in this MD&A.
Outlook — We plan to continue to improve our products in order to maintain market leadership and to support near-term performance. We are focused on applying innovation and technology to make our farmer customers more productive and profitable by protecting yields and improving the ways they can produce food, fiber and feed. We use the tools of modern biology to make seeds easier to grow, to allow farmers to do more with fewer resources, and to produce healthier foods for consumers. Our current research and development (R&D) strategy and commercial priorities are focused on bringing our farmer customers second- and third-generation traits, on delivering multiple solutions in one seed (“stacking”), and on developing new pipeline products. Our capabilities in biotechnology and breeding research are generating a rich product pipeline that is expected to drive long-term growth. The viability of our product pipeline depends in part on the speed of regulatory approvals globally, and on continued patent and legal rights to offer our products.
We plan to improve and to grow our vegetable seeds business. We have applied our molecular breeding and marker capabilities to our library of vegetable germplasm. In the future, we will continue to focus on accelerating the potential growth of this business and executing our business plans.
Roundup herbicides remain the largest crop protection brand globally. Following a period of increasing inventories within the global glyphosate market and expansion of global glyphosate production capacity, the market has moved to an oversupply position. As a result, the significant supply of lower-priced generics has caused increased competitive pressure in the market and a decline in the business. We are focused on managing the costs associated with our agricultural chemistry business as that sector matures globally.
See the “Outlook” section of MD&A for a more detailed discussion of some of the opportunities and risks we have identified for our business. For additional information related to the outlook for Monsanto, see “Caution Regarding Forward-Looking Statements” above and Part I — Item 1A — Risk Factors of this Form 10-K.

RESULTS OF OPERATIONS

	Year Ended Aug. 31,			Change
(Dollars in millions, except per share amounts)	2010	2009	2008	2010 vs. 2009	2009 vs. 2008

Net Sales	$10,502	$11,724	$11,365	(10)%	3%
Gross Profit	5,086	6,762	6,177	(25)%	9%
Operating Expenses:
Selling, general and administrative expenses	2,064	2,037	2,312	1%	(12)%
Research and development expenses	1,205	1,098	980	10%	12%
Acquired in-process research and development	—	163	164	NM	(1)%
Restructuring charges, net	210	361	—	(42)%	NM

Total Operating Expenses	3,479	3,659	3,456	(5)%	6%

Income from Operations	1,607	3,103	2,721	(48)%	14%
Interest expense	162	129	110	26%	17%
Interest income	(56)	(71)	(132)	(21)%	(46)%
Solutia-related income, net	—	—	(187)	NM	NM
Other expense, net	7	78	4	(91)%	NM

Income from Continuing Operations Before Income Taxes	1,494	2,967	2,926	(50)%	1%
Income tax provision	370	845	899	(56)%	(6)%

Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	1,124	2,122	2,027	(47)%	5%

Discontinued Operations:
Income from operations of discontinued businesses	4	19	20	(79)%	(5)%
Income tax provision	—	8	3	NM	NM

Income on Discontinued Operations	4	11	17	(64)%	(35)%

Net Income	$1,128	$2,133	$2,044	(47)%	4%

Less: Net income attributable to noncontrolling interest	19	24	20	(21)%	20%

Net Income Attributable to Monsanto Company	$1,109	$2,109	$2,024	(47)%	4%

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.01	$3.78	3.59	(47)%	5%
Income on discontinued operations	—	0.02	0.03	(100)%	(33)%

Net Income Attributable to Monsanto Company	$2.01	$3.80	3.62	(47)%	5%

NM = Not Meaningful

Effective Tax Rate	25%	28%	31%

Comparison as a Percent of Net Sales:
Gross profit	48%	58%	54%
Selling, general and administrative expenses	20%	17%	20%
Research and development expenses (excluding acquired IPR&D)	11%	9%	9%
Total operating expenses	33%	31%	30%
Income from continuing operations before income taxes	14%	25%	26%
Net income attributable to Monsanto Company	11%	18%	18%
Overview of Financial Performance (2010 compared with 2009)
The following section discusses the significant components of our results of operations that affected the comparison of fiscal year 2010 with fiscal year 2009.
Net sales decreased 10 percent in 2010 from 2009. Our Seeds and Genomics segment net sales improved 4 percent, and our Agricultural Productivity segment net sales declined 35 percent. The following table presents the percentage changes in 2010 worldwide net sales by segment compared with net sales in 2009, including the effect that volume, price, currency and acquisitions had on these percentage changes:

	2010 Percentage Change in Net Sales vs. 2009
					Impact of
	Volume	Price	Currency	Subtotal	Acquisitions(1)	Net Change

Seeds and Genomics Segment	(2)%	4%	2%	4%	—	4%
Agricultural Productivity Segment	27%	(63)%	1%	(35)%	—	(35)%
Total Monsanto Company	9%	(21)%	2%	(10)%	—	(10)%

(1)	See Note 4 — Business Combinations — and “Financial Condition, Liquidity, and Capital Resources” in MD&A for details of our acquisitions in fiscal years 2010 and 2009. In this presentation, acquisitions are segregated for one year from the acquisition date.
For a more detailed discussion of the factors affecting the net sales comparison, see the “Seeds and Genomics Segment” and the “Agricultural Productivity Segment” sections.
Gross profit decreased 25 percent, or $1,676 million. Total company gross profit as a percent of net sales decreased 10 percentage points to 48 percent in 2010, driven by decreases in average net selling prices of Roundup and other glyphosate-based herbicides. Gross profit as a percent of net sales for the Seeds and Genomics segment decreased 2 percentage points to 60 percent in the 12-month comparison partially due to increased restructuring charges recorded in cost of goods sold related to inventory impairments over the prior year. Gross profit as a percent of net sales for the Agricultural Productivity segment decreased 32 percentage points to 19 percent in the 12-month comparison. See the “Seeds and Genomics Segment” and “Agricultural Productivity Segment” sections of MD&A for details.
Operating expenses decreased 5 percent, or $180 million, in 2010 from 2009, primarily because of the $163 million of acquired in-process R&D in 2009 and $151 million less in restructuring charges. Selling, general and administrative (SG&A) expenses increased 1 percent primarily because of increased marketing expense offset by lower spending for administrative functions and incentives. R&D expenses increased 10 percent due to an increase in activity of our expanded product pipeline. Restructuring charges decreased 42 percent because the majority of the actions took place upon approval and communication of the 2009 Restructuring Plan in fiscal year 2009. As a percent of net sales, SG&A expenses increased 3 points to 20 percent of net sales, and R&D expenses increased 2 points to 11 percent of net sales in 2010.
Interest expense increased 26 percent, or $33 million, in fiscal year 2010 from 2009. The increased expense was primarily due to an increased level of customer financing costs during 2010 compared to 2009.
Interest income decreased 21 percent, or $15 million, in 2010 because of less interest earned on lower average cash balances primarily in the United States, Brazil and Europe.
Other expense — net was $7 million in 2010, compared with $78 million in 2009. The decrease occurred due to the gain recorded on the Seminium, S.A. (Seminium) acquisition as well as a decline in foreign currency losses in 2010. See Note 4 — Business Combinations — for further information on the Seminium acquisition.
Income tax provision for 2010 decreased to $370 million, a decrease of $475 million from 2009 primarily as a result of the decrease in pretax income from continuing operations. The effective tax rate decreased to 25 percent, a decrease of 3 percentage points from fiscal year 2009. The following items had an impact on the effective tax rate:
•	The effective tax rate for 2010 decreased because of the restructuring charges of $324 million ($224 million after tax).
•	Benefits totaling $100 million were recorded in 2010 relating to several discrete tax adjustments. The majority of these items was the result of the resolution of several domestic and ex-US tax audits, favorable adjustments from the filing of tax returns and the expiration of statutes of limitations in several jurisdictions. These benefits were partially offset by a tax charge of $8 million as a result of the elimination of the tax benefit associated with the Medicare Part D subsidy as a result of the Patient Protection and Affordable Care Act signed by President Obama on March 23, 2010, and the Health Care and Education Act of 2010 signed on March 30, 2010 (collectively the “Healthcare Acts”).

•	Benefits totaling $168 million were recorded in 2009 relating to several discrete tax adjustments. The majority of these items was the result of the resolution of several domestic and ex-US tax audits and other tax matters in addition to the retroactive extension of the R&D credit that was enacted on Oct. 3, 2008, as part of the Emergency Economic Stabilization Act of 2008.
Without these items, our effective tax rate for 2010 would still have been lower than the 2009 rate, primarily driven by a shift in our earnings mix to lower tax rate jurisdictions.
Overview of Financial Performance (2009 compared with 2008)
The following section discusses the significant components of our results of operations that affected the comparison of fiscal year 2009 with fiscal year 2008.
Net sales increased 3 percent in 2009 from 2008. Our Seeds and Genomics segment net sales improved 15 percent, and our Agricultural Productivity segment net sales declined 11 percent. The following table presents the percentage changes in 2009 worldwide net sales by segment compared with net sales in 2008, including the effect that volume, price, currency and acquisitions had on these percentage changes:

	2009 Percentage Change in Net Sales vs. 2008
					Impact of
	Volume	Price	Currency	Subtotal	Acquisitions(1)	Net Change

Seeds and Genomics Segment	(1)%	19%	(5)%	13%	2%	15%
Agricultural Productivity Segment	(24)%	17%	(4)%	(11)%	—	(11)%
Total Monsanto Company	(11)%	17%	(4)%	2%	1%	3%

(1)	See Note 4 — Business Combinations — and “Financial Condition, Liquidity, and Capital Resources” in MD&A for details of our acquisitions in fiscal years 2009 and 2008. In this presentation, acquisitions are segregated for one year from the acquisition date.
For a more detailed discussion of the factors affecting the net sales comparison, see the “Seeds and Genomics Segment” and the “Agricultural Productivity Segment” sections.
Gross profit increased 9 percent, or $585 million. Total company gross profit as a percent of net sales increased 4 percentage points to 58 percent in 2009, driven by increases in average net selling prices of corn and soybean seed and traits and Roundup and other glyphosate-based herbicides. Gross profit as a percent of net sales for the Seeds and Genomics segment increased 1 percentage point to 62 percent in the 12-month comparison. Gross profit as a percent of net sales for the Agricultural Productivity segment increased 5 percentage points to 51 percent in the 12-month comparison. See the “Seeds and Genomics Segment” and “Agricultural Productivity Segment” sections of MD&A for details.
Operating expenses increased 6 percent, or $203 million, in 2009 from 2008, primarily because of the $361 million pre-tax restructuring charge in 2009. Selling, general and administrative (SG&A) expenses decreased 12 percent primarily because of lower spending for marketing, administrative functions and incentives. R&D expenses increased 12 percent due to an increase in our investment in our product pipeline. As a percent of net sales, SG&A expenses decreased 3 points to 17 percent of net sales, and R&D expenses remained at 9 percent of net sales in 2009.
Interest expense increased 17 percent, or $19 million, in fiscal year 2009 from 2008. The increased expense was primarily due to higher long-term debt interest expense due to the $550 million of debt issued in third quarter 2008.
Interest income decreased 46 percent, or $61 million, in 2009 because of lower average cash balances primarily in Brazil and lower interest rates.
We recorded Solutia-related income of $187 million in 2008. We recorded a gain of $210 million pretax (Solutia-related gain), associated with the settlement of our claim on Feb. 28, 2008, in connection with Solutia’s emergence from bankruptcy.

Since Solutia has emerged from bankruptcy, any related expenses for these assumed liabilities are now included within operating expenses.
Other expense — net increased $74 million, to $78 million in 2009. The increase is primarily due to hedging losses partially offset by foreign currency gains.
Income tax provision for 2009 decreased to $845 million, a decrease of $54 million from 2008. The effective tax rate on continuing operations was 28 percent, a decrease of 3 percentage points from fiscal year 2008. This difference was primarily the result of the following items:
•	Benefits totaling $168 million were recorded in 2009 relating to several discrete tax adjustments. The majority of these items was the result of the resolution of several domestic and ex-U.S. tax audits and other tax matters in addition to the retroactive extension of the R&D credit that was enacted on Oct. 3, 2008, as part of the Emergency Economic Stabilization Act of 2008.
•	The effective tax rate for 2008 was affected by our Solutia-related gain for which taxes were provided at a higher U.S.-based rate, a tax benefit of $43 million for the reversal of our remaining valuation allowance in Argentina and additional tax expense for a transfer pricing item.
Without these items, our effective tax rate for 2009 would have been higher than the 2008 rate, primarily driven by a shift in our earnings mix to higher tax rate jurisdictions.
The factors noted above explain the change in income from continuing operations. In 2009, we recorded income on discontinued operations of $11 million compared to $17 million in 2008 due to the gain recorded on the sale of the Dairy business. In 2008, the $17 million related to income from operations of the Dairy business.

SEEDS AND GENOMICS SEGMENT

	Year Ended Aug. 31,			Change
(Dollars in millions)	2010	2009	2008	2010 vs. 2009	2009 vs. 2008

Net Sales
Corn seed and traits	$4,260	$4,113	$3,542	4%	16%
Soybean seed and traits	1,486	1,448	1,174	3%	23%
Cotton seed and traits	611	466	450	31%	4%
Vegetable seeds	835	808	744	3%	9%
All other crops seeds and traits	419	462	459	(9)%	1%

Total Net Sales	$7,611	$7,297	$6,369	4%	15%

Gross Profit
Corn seed and traits	$2,464	$2,606	$2,174	(5)%	20%
Soybean seed and traits	905	871	725	4%	20%
Cotton seed and traits	454	344	313	32%	10%
Vegetable seeds	492	416	394	18%	6%
All other crops seeds and traits	223	267	251	(16)%	6%

Total Gross Profit	$4,538	$4,504	$3,857	1%	17%

EBIT(1)	$1,597	$1,655	$1,200	(4)%	38%

(1)	EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level. See Note 26 — Segment and Geographic Data and the “Overview — Non-GAAP Financial Measures” section of MD&A for further details.
Seeds and Genomics Financial Performance for Fiscal Year 2010
Net sales of corn seed and traits increased 4 percent, or $147 million, in the 12-month comparison. In 2010, sales improved primarily in the United States and Argentina because of increased average net selling price and a shift to higher margin corn trait products.
Cotton seed and traits net sales increased 31 percent, or $145 million, in 2010. This sales increase was driven by an increase in planted acres primarily in the United States and India.
In 2010, all other crops seeds and traits net sales decreased 9 percent, or $43 million, in the 12-month comparison because of the divestiture of our global sunflower assets in August 2009.
Gross profit increased 1 percent for this segment due to increased net sales. Gross profit as a percent of sales for this segment decreased 2 percentage points to 60 percent in 2010. This decline was primarily driven by higher U.S. hedging losses on commodity prices and higher manufacturing costs for corn. In addition, we recorded inventory impairments of $93 million in 2010 compared with $24 million in 2009 related to discontinued seed products worldwide as part of our 2009 Restructuring Plan in 2010. See Note 5 — Restructuring — for further information.
EBIT for the Seeds and Genomics segment decreased $58 million to $1,597 million in 2010.
Seeds and Genomics Financial Performance for Fiscal Year 2009
Net sales of corn seed and traits increased 16 percent, or $571 million, in the 12-month comparison. In 2009, our U.S. corn seed and traits sales improved because of increased average net selling price and a demand shift to higher margin triple trait corn products, compared with 2008.
Soybean seed and traits net sales increased 23 percent, or $274 million, in 2009. This sales increase was driven by an increase in sales volume of U.S. soybean seed and traits driven by an increase in soybean acres and stronger customer demand in the United States. Also, soybean seed and traits revenues increased in the United States because of higher average net selling prices.
In 2009, vegetable seeds net sales increased 9 percent, or $64 million, in the 12-month comparison because of the De Ruiter acquisition in June 2008 and higher average net selling prices. These increases were partially offset by unfavorable foreign currency translation rate of the European euro vs. the U.S. dollar.

Gross profit increased 17 percent for this segment due to increased net sales. Gross profit as a percent of sales for this segment increased 1 percentage point to 62 percent in 2009. This improvement was primarily driven by increased prices in U.S. corn seed and traits, U.S. soybean seed and traits and a demand shift to higher margin triple trait corn products. These positive factors were partially offset by higher costs in the United States resulting from higher commodity prices paid for our seed production.
EBIT for the Seeds and Genomics segment increased $455 million to $1,655 million in 2009. In the 12-month comparison, incremental SG&A and R&D expenses related to the growth of the business and the 2009 acquisitions partially offset the gross profit improvement from higher net sales across all crops. Further, restructuring charges incurred of $292 million reduced EBIT in fourth quarter 2009. For further information see Note 5 — Restructuring.
AGRICULTURAL PRODUCTIVITY SEGMENT

	Year Ended Aug. 31,			Change
(Dollars in millions)	2010	2009	2008	2010 vs. 2009	2009 vs. 2008

Net Sales
Agricultural productivity	$2,891	$4,427	$4,996	(35)%	(11)%

Total Net Sales	$2,891	$4,427	$4,996	(35)%	(11)%

Gross Profit
Agricultural productivity	$548	$2,258	$2,320	(76)%	(3)%

Total Gross Profit	$548	$2,258	$2,320	(76)%	(3)%

EBIT(1)	$(25)	$1,352	$1,691	(102)%	(20)%

(1)	EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level. See Note 26 — Segment and Geographic Data and the “Overview — Non-GAAP Financial Measures” section of MD&A for further details.
Agricultural Productivity Financial Performance for Fiscal Year 2010
Net sales for Agricultural Productivity decreased 35 percent, or $1,536 million, in 2010. In the 12-month comparison the main decrease was Roundup and other glyphosate-based herbicides. Sales of Roundup and other glyphosate-based herbicides decreased primarily in the United States, Europe and Brazil. The average net selling price of Roundup and other glyphosate-based herbicides decreased in all regions because of a previously announced price decrease on our products and increased marketing programs over the prior year. Offsetting this decline, global sales volumes of Roundup and other glyphosate-based herbicides increased 38 percent in 2010 from 2009.
Sales of Roundup and other glyphosate-based herbicides declined in the United States and other world areas primarily because of a decrease in the net selling price due to a shift in the market to generic competition.
Gross profit as a percent of sales decreased 32 percentage points for the Agricultural Productivity segment to 19 percent in 2010. This decrease was primarily because of lower average net selling prices of Roundup and other glyphosate-based herbicides.
The sales decreases discussed in this section resulted in $1,710 million lower gross profit in 2010. EBIT for the Agricultural Productivity segment decreased $1,377 million, to a negative $25 million in 2010. Contributing to this decrease was lower net selling prices reducing EBIT in 2010.
Agricultural Productivity Financial Performance for Fiscal Year 2009
Net sales for Agricultural Productivity decreased 11 percent, or $569 million, in 2009. In the 12-month comparison the main decrease was Roundup and other glyphosate-based herbicides. Sales of Roundup and other glyphosate-based herbicides increased primarily in Brazil and Canada. The average net selling price of Roundup and other glyphosate-based herbicides increased in most regions. Offsetting these increases, global sales volumes of Roundup and other glyphosate-based herbicides decreased 29 percent in 2009 from 2008.

Sales volumes of Roundup and other glyphosate-based herbicides increased in Brazil primarily in the first quarter of the fiscal year as the herbicide market increased with improved farmer liquidity resulting from higher soybean commodity prices and the increase in acres planted for Roundup Ready soybeans and sugarcane in 2009 over 2008.
Sales of Roundup and other glyphosate-based herbicides declined in the United States and other world areas except as mentioned above because demand fell due to the increased price of our product and shift to generic competition.
Gross profit as a percent of sales increased 5 percentage points for the Agricultural Productivity segment to 51 percent in 2009. This improvement was primarily because of an increase in the average net selling prices of Roundup and other glyphosate-based herbicides.
The sales decreases discussed in this section resulted in $62 million lower gross profit in 2009. EBIT for the Agricultural Productivity segment decreased $339 million, to $1,352 million in 2009. Contributing to this decrease was our Solutia-related gain of $210 million recorded in second quarter 2008. See further discussion at Note 27 — Other Expense and Solutia-Related Items. Further, restructuring charges incurred of $114 million reduced EBIT in fourth quarter 2009. See Note 5 — Restructuring — for additional information.
RESTRUCTURING
Restructuring charges were recorded in the Statements of Consolidated Operations as follows:

	Year Ended Aug. 31,
(Dollars in millions)	2010	2009

Costs of Goods Sold(1)	$(114)	$(45)
Restructuring Charges, Net(1)(2)	(210)	(361)

Loss from Continuing Operations Before Income Taxes	(324)	(406)
Income Tax Benefit	100	116

Net Loss	$(224)	$(290)

(1)	For the fiscal year ended 2010, the $114 million of restructuring charges recorded in costs of goods sold were split by segment as follows: $13 million in Agricultural Productivity and $101 million in Seeds and Genomics. For the fiscal year ended 2009, the $45 million of restructuring charges recorded in cost of goods sold were split by segment as follows: $1 million in Agricultural Productivity and $44 million in Seeds and Genomics. For the fiscal year ended 2010, the $210 million of restructuring charges recorded in restructuring charges, net were split by segment as follows: $79 million in Agricultural Productivity and $131 million in Seeds and Genomics. For the fiscal year ended 2009, the $361 million of restructuring charges were split by segment as follows: $113 million in Agricultural Productivity and $248 million in Seeds and Genomics.

(2)	The restructuring charges for the fiscal year ended 2010 include reversals of $32 million related to the 2009 Restructuring Plan. The reversals are primarily related to severance as positions originally included in the plan were eliminated through attrition.
On June 23, 2009, our Board of Directors approved a restructuring plan (2009 Restructuring Plan) to take future actions to reduce costs in light of the changing market supply environment for glyphosate. These actions are designed to enable us to stabilize the Agricultural Productivity business and allow it to deliver optimal gross profit and a sustainable level of operating cash in the coming years, while better aligning spending and working capital needs. We also announced that we will take steps to better align the resources of our global seeds and traits business. These actions include certain product and brand rationalization within the seed businesses. On Sept. 9, 2009, we committed to take additional actions related to the previously announced restructuring plan. Furthermore, while implementing the plan, we identified additional opportunities to better align our resources, and on Aug. 26, 2010, committed to take additional actions. The plan is expected to be completed by the end of the first quarter in fiscal year 2011, and substantially all payments will be made by the end of the second quarter in fiscal year 2011.
The total restructuring costs are now expected to be $780 million and will be completed by the end of the first quarter of 2011. The charges are expected to be comprised of approximately $360 million to $370 million in severance and related benefits, $155 million of costs related to facility closures and exit costs and $255 million of asset impairments. Payments related to the 2009 Restructuring Plan will be generated from cash from operations.
The following table displays the pretax charges of $324 million and $406 million incurred by segment under the 2009 Restructuring Plan for the fiscal years ended 2010 and 2009, respectively, as well as the cumulative pretax charges of $730 million under the 2009 Restructuring Plan.

	Year Ended Aug. 31, 2010			Year Ended Aug. 31, 2009
	Seeds and	Agricultural		Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total	Genomics	Productivity	Total

Work Force Reductions	$85	$47	$132	$175	$63	$238
Facility Closures / Exit Costs	46	31	77	3	47	50
Asset Impairments
Property, plant and equipment	8	1	9	31	4	35
Inventory	93	13	106	24	—	24
Other intangible assets	—	—	—	59	—	59

Total Restructuring Charges, Net	$232	$92	$324	$292	$114	$406

	Cumulative Amount through Aug. 31, 2010
	Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total

Work Force Reductions	$260	$110	$370
Facility Closures / Exit Costs	49	78	127
Asset Impairments
Property, plant and equipment	39	5	44
Inventory	117	13	130
Other intangible assets	59	—	59

Total Restructuring Charges, Net	$524	$206	$730

Our written human resource policies are indicative of an ongoing benefit arrangement with respect to severance packages. Benefits paid pursuant to an ongoing benefit arrangement are specifically excluded from the Exit or Disposal Cost Obligations topic of the ASC, therefore severance charges incurred in connection with the 2009 Restructuring Plan are accounted for when probable and estimable as required under the Compensation — Nonretirement Postemployment Benefits topic of the ASC. In addition, when the decision to commit to a restructuring plan requires an asset impairment review, we evaluate such impairment issues under the Property, Plant and Equipment topic of the ASC. Certain asset impairment charges were recorded in the fourth quarters of 2010 and 2009 related to the decisions to shut down facilities under the 2009 Restructuring Plan as the future cash flows for these facilities were insufficient to recover the net book value of the related long-lived assets.
In fiscal year 2010, pretax restructuring charges of $324 million were recorded. The $132 million in work force reductions was related primarily to Europe and the United States. The facility closures/exit costs of $77 million were related primarily to the finalization of the termination of a chemical supply contract in the United States and worldwide entity consolidation costs. In asset impairments, inventory impairments of $106 million recorded in cost of goods sold were related to discontinued products worldwide. In fiscal year 2009, pretax restructuring charges of $406 million were recorded. The $238 million in work force reductions related to site closures and downsizing primarily in the United States and Europe. The facility closures/exit costs of $50 million related primarily to the termination of a chemical supply contract in the United States and the termination of chemical distributor contracts in Central America. In asset impairments, property, plant, and equipment impairments of $35 million related to certain manufacturing and technology breeding facilities in the United States, Europe, and Central America that were closed in fiscal year 2010. Inventory impairments of $24 million were also recorded for discontinued seed products in the United States and Europe. Other intangible impairments of $59 million related to the discontinuation of certain seed brands, which included $18 million related to the write-off of intellectual property for technology that we elected to no longer pursue. Of the $118 million total asset impairments in fiscal year 2009, $45 million was recorded in cost of goods sold and the remainder in restructuring charges.
The actions related to the overall restructuring plan are expected to produce annual cost savings of $300 million to $340 million, primarily in cost of goods sold and SG&A. Approximately one-fourth of these savings were recognized in fiscal year 2010, with the full benefit expected to be realized in 2011.

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES
Working Capital and Financial Condition

	As of Aug. 31,
(Dollars in millions, except current ratio)	2010	2009

Cash and Cash Equivalents	$1,485	$1,956
Trade Receivables, Net	1,590	1,556
Inventory, Net	2,739	2,934
Other Current Assets(1)	1,308	1,437

Total Current Assets	$7,122	$7,883

Short-Term Debt	$241	$79
Accounts Payable	752	676
Accrued Liabilities(2)	2,548	3,001

Total Current Liabilities	$3,541	$3,756

Working Capital(3)	$3,581	$4,127
Current Ratio(3)	2.01:1	2.10:1

(1)	Includes miscellaneous receivables, deferred tax assets and other current assets.

(2)	Includes income taxes payable, accrued compensation and benefits, accrued marketing programs, deferred revenues, grower production accruals, dividends payable, customer payable, restructuring reserves and miscellaneous short-term accruals.

(3)	Working capital is total current assets less total current liabilities; current ratio represents total current assets divided by total current liabilities.
Working capital decreased $546 million between Aug. 31, 2010, and Aug. 31, 2009, primarily because of the following factors:
•	Cash and cash equivalents decreased $471 million. For a more detailed discussion of the factors affecting the cash flow comparison, see the “Cash Flow” section in this section of MD&A.

•	Inventory decreased $195 million, primarily because of lower corn production in fiscal year 2010, higher obsolescence reserves and lower cost of production for Agricultural Productivity inventory.

•	Short-term debt increased $162 million related to our purchase of the Chesterfield Village Research Center in April 2010.
These decreases to working capital between Aug. 31, 2010, and Aug. 31, 2009, were partially offset by the following factor:
•	Customer payable decreased $224 million because fewer customers overpaid in 2010 compared to the prior year.
Backlog: Inventories of finished goods, goods in process, and raw materials and supplies are maintained to meet customer requirements and our scheduled production. As is consistent with the nature of the seed industry, we generally produce in one growing season the seed inventories we expect to sell the following season. In general, we do not manufacture our products against a backlog of firm orders; production is geared to projected demand.
Customer Financing Programs: We previously established a revolving financing program of up to $250 million, which allowed certain U.S. customers to finance their product purchases, royalties and licensing fee obligations. We received $130 million for fiscal year 2009 and $66 million for fiscal year 2008 from the proceeds of loans made to our customers through this financing program. These proceeds were included in the net cash provided by operating activities in the Statements of Consolidated Cash Flows. We originated these customer loans on behalf of the third-party specialty lender, a special-purpose entity (SPE) that we consolidated, using our credit and other underwriting guidelines approved by the lender. We serviced the loans and provided a first-loss guarantee of up to $130 million. Following origination, the lender transferred the loans to multiseller commercial paper conduits through a nonconsolidated qualifying special-purpose entity (QSPE). We had no ownership interest in the lender, in the QSPE, or in the loans. The program was terminated in the third quarter of fiscal year 2009. Accordingly, there were no loan balances outstanding as of Aug. 31, 2010, and Aug. 31, 2009. We accounted for this transaction as a sale, in accordance with the Transfers and Servicing topic of the ASC.

During the second quarter 2010, we began participating in a revolving financing program in Brazil. The program allows us to transfer up to 1 billion Brazilian reais (approximately $550 million) in customer receivables to a QSPE. Third parties, primarily investment funds, hold an 88 percent senior interest in the QSPE, and we hold the remaining 12 percent subordinate interest. Because QSPEs are excluded from the scope of the current guidance within the Consolidation topic of the ASC, and we do not have the unilateral right to liquidate the QSPE, the consolidation guidance does not have an effect on our accounting for this customer financing program.
Our investment in the QSPE was $10 million as of Aug. 31, 2010. It is included in other assets in the Statements of Consolidated Financial Position and is classified as a debt security. Interest earned on our investment in the QSPE was $2 million for the year ended Aug. 31, 2010, and is included in interest income on the Statements of Consolidated Operations.
Under the financing program, our transfer of select customer receivables to the QSPE is accounted for as a sale in accordance with the Transfers and Servicing topic of the ASC. We do not service the receivables. However, under the QSPE, a recourse provision requires us to cover the first 12 percent of credit losses within the program.
Proceeds from customer receivables sold through the financing program and derecognized from the Statements of Consolidated Financial Position totaled $115 million for fiscal year 2010. These proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows and are net of a loss on sale of receivables of $10 million for the year ended Aug. 31, 2010. The remaining receivable balance in the QSPE outstanding as of Aug. 31, 2010, was $48 million. As of Aug. 31, 2010, there were $3 million of receivables sold through this financing program that were delinquent. Based on our historical collection experience with these customers and a current assessment of credit exposure, we recorded our recourse provision at $5 million as of Aug. 31, 2010. Adverse changes in the actual loss rate would decrease our investment asset. The maximum potential amount of future payments under the recourse provision was $15 million as of Aug. 31, 2010. If we are called upon to make payments under the recourse provision, we would have the benefit under the financing program of any amounts subsequently collected from the customer.
In August 2009, we entered into an agreement in the United States to sell customer receivables up to a maximum of $500 million and to service such accounts. These receivables qualify for sales treatment under the Transfers and Servicing topic of the ASC and, accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The gross amount of receivables sold totaled $221 million and $319 million in fiscal year 2010 and 2009, respectively. The agreement includes recourse provisions and thus a liability was established at the time of sale that approximates fair value based upon our historical collection experience with such receivables and a current assessment of credit exposure. The recourse liability recorded by us was $2 million as of Aug. 31, 2010, and Aug. 31, 2009. The maximum potential amount of future payments under the recourse provisions of the agreement was $9 million as of Aug. 31, 2010. The outstanding balance of the receivables sold was $223 million and $319 million as of Aug. 31, 2010, and Aug. 31, 2009, respectively. There were delinquent loans totaling $3 million as of Aug. 31, 2010, and there were no delinquent loans as of Aug. 31, 2009.
We sell accounts receivable in the United States, European regions and Argentina both with and without recourse. These sales qualify for sales treatment under the Transfers and Servicing topic of the ASC and, accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The gross amounts of accounts receivable sold totaled $112 million, $72 million and $48 million for 2010, 2009 and 2008, respectively. The liability for the guarantees for sales with recourse is recorded at an amount that approximates fair value, based on our historical collection experience for the customers associated with the sales of the accounts receivable and a current assessment of credit exposure. Our guarantee liability was less than $1 million as of Aug. 31, 2010, and Aug. 31, 2009. The maximum potential amount of future payments under the recourse provisions of the agreements was $58 million as of Aug. 31, 2010. The outstanding balance of the receivables sold was $91 million and $57 million as of Aug. 31, 2010, and Aug. 31, 2009, respectively.
We also have agreements with lenders to establish programs to provide financing of up to 550 million Brazilian reais (approximately $300 million) for selected customers in Brazil. The amount of loans outstanding was $100 million and $160 million as of Aug. 31, 2010, and Aug. 31, 2009, respectively. In this program, we provide a full guarantee of the loans in the event of customer default. The maximum potential amount of future payments under the guarantees was $100 million as of Aug. 31, 2010. The liability for the guarantee is recorded at an amount that approximates fair value, primarily based on our historical collection experience with customers that participate in the program and a current assessment of credit exposure.

Our guarantee liability was $3 million and $6 million as of Aug. 31, 2010, and Aug. 31, 2009, respectively. If performance is required under the guarantee, we may retain amounts that are subsequently collected from customers.
We also have similar agreements with banks that provide financing to our customers in the United States, Brazil, Europe and Argentina. The amount of loans outstanding was $36 million and $48 million as of Aug. 31, 2010, and Aug. 31, 2009, respectively. We provide a guarantee of the loans in the event of customer default. The maximum potential amount of future payments under the guarantees was $29 million as of Aug. 31, 2010. The liability for the guarantee is recorded at an amount that approximates fair value, primarily based on our historical collection experience with customers that participate in the program and a current assessment of credit exposure. Our guarantee liability was $2 million and $5 million as of Aug. 31, 2010, and Aug. 31, 2009, respectively.
Cash Flow

	Year Ended Aug. 31,
(Dollars in millions)	2010	2009	2008

Net Cash Provided by Operating Activities	$1,398	$2,246	$2,837
Net Cash Required by Investing Activities	(834)	(723)	(2,042)

Free Cash Flow(1)	564	1,523	795

Net Cash Required by Financing Activities	(1,038)	(1,075)	(125)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	(105)	77

Net (Decrease) Increase in Cash and Cash Equivalents	(471)	343	747
Cash and Cash Equivalents at Beginning of Period	1,956	1,613	866

Cash and Cash Equivalents at End of Period	$1,485	$1,956	$1,613

(1)	Free cash flow represents the total of net cash provided or required by operating activities and provided or required by investing activities (see the “Overview — Non-GAAP Financial Measures” section in MD&A for a further discussion).
2010 compared with 2009: In 2010, our free cash flow was a source of cash of $564 million, compared with $1,523 million in 2009. Cash provided by operating activities decreased 38 percent, or $848 million, in 2010, primarily because of the decrease in net income of $1,005 million which was impacted by a number of noncash charges in 2010. Further, the change in accounts receivable of $548 million provided less cash from lower collections during the current year. In addition, increases in cash required by restructuring payments of $263 million in 2010 impacted operating activities. These decreases were partially offset by a change in cash provided by inventory of $851 million which occurred primarily because of a decline in inventory production. Another offset was a change in deferred revenue of $611 million due to the prepay program for Roundup in Brazil in August 2008 which was not repeated for the year ended Aug. 31, 2009.
Cash required by investing activities was $834 million in 2010 compared with $723 million in 2009. In 2009, we received proceeds of $300 million related to the sale of the Dairy business. In addition, we received $132 million in 2009 from the maturity of short-term equity securities. Offsetting these increases in the prior year, we acquired the sugarcane business for $264 million, and there was no similar sized acquisition in the current year. Further, our capital expenditures decreased $161 million in 2010 because of less spending on corn seed production facilities.
The amount of cash required by financing activities was $1,038 million in 2010 compared with $1,075 million in 2009. The net change in short-term financing was a source of cash of $22 million in 2010 compared with a use of cash of $112 million in 2009. Further, treasury stock purchases increased $134 million as we accelerated our repurchase of shares in 2010 compared to the same prior-year period.
2009 compared with 2008: In 2009, our free cash flow was a source of cash of $1,523 million, compared with $795 million in 2008. Cash provided by operating activities decreased 21 percent, or $591 million, in 2009, primarily because of the change in cash provided by deferred revenue of $1,192 million which occurred primarily because of the introduction of the prepay program for Roundup in Brazil in August 2008. This program did not reoccur in August 2009. These decreases were offset by higher earnings and a change in accounts receivable of $844 million due to higher collections and customer financing programs.
Cash required by investing activities was $723 million in 2009 compared with $2,042 million in 2008. This decrease is primarily attributable to cash used for acquisitions of $329 million in 2009 compared with $1,007 million in 2008. Further, we received proceeds of $300 million in 2009 related to the sale of the Dairy business. In addition, we used cash of $132 million in 2008 for the purchase of short-term equity securities compared with no purchases in 2009.
Cash required by financing activities was $1,075 million in 2009, compared with $125 million in 2008. The net change in short-term financing was a use of cash of $112 million in 2009 compared with a source of $82 million in 2008. Cash proceeds from long-term debt decreased $546 million in 2009 from 2008. Cash required for long-term debt reductions was $71 million in 2009, compared with $254 million in 2008. The 12-month comparison of long-term debt proceeds and reductions are affected because we issued $550 million of long-term debt and $238 million of short-term debt was repaid in 2008. Dividend payments increased 32 percent, or $133 million, because we paid dividends of $1.04 per share in 2009 compared with 83 cents per share in 2008. Further, stock option exercises decreased $75 million in 2009.
Capital Resources and Liquidity

	As of Aug. 31,
(Dollars in millions, except debt-to-capital ratio)	2010	2009

Short-Term Debt	$241	$79
Long-Term Debt	1,862	1,724
Total Shareowners’ Equity	10,099	10,056
Debt-to-Capital Ratio	17%	15%

A major source of our liquidity is operating cash flows, which are derived from net income. This cash-generating capability provides us with the financial flexibility we need to meet operating, investing and financing needs. To the extent that cash provided by operating activities is not sufficient to fund our cash needs, which generally occurs during the first and third quarters of the fiscal year because of the seasonal nature of our business, short-term commercial paper borrowings are used to finance these requirements. Although the commercial paper market has not fully returned to historical levels, the market is available to those companies with high short-term credit ratings such as Monsanto. We accessed the commercial paper markets in 2010 for periods of time to finance working capital needs and our options have not been limited. We had no commercial paper borrowings outstanding as of Aug. 31, 2010.
Our August 2010 debt-to-capital ratio increased 2 percentage points compared with the August 2009 ratio, primarily because of the increase in short-term and long-term debt due to the Chesterfield Village Research Center purchase.
We plan to issue new fixed-rate debt on or before Aug. 15, 2012, in order to repay $486 million of 7 3/8% Senior Notes that are due on Aug. 15, 2012. In March 2009, we entered into forward-starting interest rate swaps with a total notional amount of $250 million. In August 2010, we entered into additional forward-starting interest rate swaps with a total notional amount of $225 million. Our purpose was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate before the debt is issued.
We plan to issue additional fixed-rate debt on or before April 15, 2011. In July 2010, we entered into forward-starting interest rate swaps with a notional amount of $300 million. Our purpose was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate before the debt is issued.
We are currently evaluating the impact of the Healthcare Acts. We recorded a tax charge of $8 million during the third quarter of 2010 due to the elimination of the tax benefit associated with the Medicare Part D subsidy included in the Healthcare Acts. We are still evaluating the other impacts from the Healthcare Acts, but we do not expect them to have a material impact on our consolidated financial statements in the short term. The longer term potential impacts of the Healthcare Acts to our consolidated financial statements are currently uncertain. We will continue to assess how the Healthcare Acts apply to us and how best to meet the stated requirements.
In August 2009, we sold our global sunflower assets to Syngenta for $160 million in proceeds which were formerly part of all other crops seeds and traits in our Seeds and Genomics segment. We recorded a pretax gain on the sale of $59 million or $.08 per share aftertax.
In June 2008, we assumed debt of $73 million as part of the De Ruiter acquisition. In February 2009, this debt was repaid. The assumed debt, denominated in European euros, was due on Sept. 25, 2012. The interest rate was a variable rate based on the Euro Interbank Offered Rate (Euribor).
In May 2002, we filed a shelf registration with the SEC for the issuance of up to $2.0 billion of registered debt (2002 shelf registration). In August 2002, we issued $800 million in 7 3/8% Senior Notes under the 2002 shelf registration (7 3/8% Senior

Notes). As of Aug. 31, 2010, $486 million of the 7 3/8% Senior Notes are due on Aug. 15, 2012 (see the discussion later in this section regarding a debt exchange for $314 million of the 7 3/8% Senior Notes). In May 2003, we issued $250 million of 4% Senior Notes (4% Senior Notes) under the 2002 shelf registration, which were repaid on May 15, 2008.
In May 2005, we filed a new shelf registration with the SEC (2005 shelf registration) that allowed us to issue up to $2.0 billion of debt, equity and hybrid offerings (including debt securities of $950 million that remained available under the 2002 shelf registration). In July 2005, we issued 5 1/2% 2035 Senior Notes of $400 million under the 2005 shelf registration. The net proceeds from the sale of the 5 1/2% 2035 Senior Notes were used to reduce commercial paper borrowings. In April 2008, we issued 5 1/8% 2018 Senior Notes of $300 million. The net proceeds from the sale of the 5 1/8% 2018 Senior Notes were used to finance the expansion of corn seed production facilities. Also in April 2008, we issued 5 7/8% 2038 Senior Notes of $250 million. The net proceeds from the sale of the 5 7/8% 2038 Senior Notes were used to repay $238 million of 4% Senior Notes that were due on May 15, 2008. The 2005 shelf registration expired in December 2008.
In October 2008, we filed a new shelf registration with the SEC (2008 shelf registration) that allows us to issue an unlimited capacity of debt, equity and hybrid offerings. The 2008 shelf registration will expire on Oct. 31, 2011.
In August 2005, we exchanged $314 million of new 5 1/2% Senior Notes due 2025 (5 1/2% 2025 Senior Notes) for $314 million of our outstanding 7 3/8% Senior Notes due 2012, which were issued in 2002. The exchange was conducted as a private transaction with holders of the outstanding 7 3/8% Senior Notes who certified to the company that they were “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. Under the terms of the exchange, the company paid a premium of $53 million to holders participating in the exchange. The transaction has been accounted for as an exchange of debt under the Debt topic of the ASC, and the $53 million premium is being amortized over the life of the new 5 1/2% 2025 Senior Notes. As a result of the debt premium, the effective interest rate on the 5 1/2% 2025 Senior Notes will be 7.035% over the life of the debt. The exchange of debt allowed the company to adjust its debt-maturity schedule while also allowing it to take advantage of market conditions which the company considered favorable. In February 2006, we issued $314 million aggregate principal amount of our 5 1/2% Senior Notes due 2025 in exchange for the same principal amount of our 7 3/8% Senior Notes due 2025, which had been issued in the private placement transaction in August 2005. The offering of the notes issued in February was registered under the Securities Act through a Form S-4 filing.
During February 2007, we finalized a new $2 billion credit facility agreement with a group of banks. This agreement provides a five-year senior unsecured revolving credit facility, which replaced the $1 billion credit facility established in 2004. This facility was initiated to be used for general corporate purposes, which may include working capital requirements, acquisitions, capital expenditures, refinancing and support of commercial paper borrowings. This facility, which was unused as of Aug. 31, 2010, gives us the financial flexibility to satisfy short- and medium-term funding requirements. As of Aug. 31, 2010, we were in compliance with all debt covenants under this credit facility.
Capital Expenditures: Our capital expenditures were $755 million in 2010, $916 million in 2009 and $918 million in 2008. The primary driver of this year’s decrease is lower spending on projects to expand corn seed production facilities compared with the prior year. We expect fiscal year 2011 capital expenditures to be $600 to $700 million. The primary driver of this decrease compared with 2010 is lower overall spending on projects.
Purchase of Chesterfield Village Research Center: In November 2009, we entered into an agreement to acquire Pfizer’s Chesterfield Village Research Center located in Chesterfield, Missouri. We acquired the property in April 2010 for $435 million of which $111 million was paid this year and is reflected in capital expenditures and $324 million is due over the next two fiscal years.
Pension Contributions: In addition to contributing amounts to our pension plans if required by pension plan regulations, we continue to also make discretionary contributions if we believe they are merited. Although contributions to the U.S. qualified plan were not required, we contributed $105 million in 2010 of which $30 million was prefunded for 2011, $170 million in 2009 and $120 million in 2008. For fiscal year 2011, contributions in the range of $30 million are planned for the U.S. qualified pension plan. Although the level of required future contributions is unpredictable and depends heavily on return on plan asset experience and interest rates levels, we expect to continue contributing to the plan on a regular basis in the near term.
Share Repurchases: In October 2005, the board of directors authorized the purchase of up to $800 million of our common stock over a four-year period. In 2009 and 2008, we purchased $129 million and $361 million, respectively, of our common stock under the $800 million authorization. A total of 11.2 million shares have been repurchased under this program, which was completed on Dec. 23, 2008. In April 2008, the board of directors authorized another share repurchase program of up to $800 million of our common stock over a three-year period. This repurchase program commenced Dec. 23, 2008, and was completed on Aug. 24, 2010. In 2010 and 2009, we purchased $531 million and $269 million, respectively, of our common stock. A total of 11.3 million shares have been repurchased under the April 2008 program. In June 2010, the board of directors authorized a new repurchase program of up to an additional $1 billion of our common stock over a three-year period beginning July 1, 2010. In 2010, we purchased $1 million of our common stock. There were no other publicly announced plans outstanding as of Aug. 31, 2010.
Dividends: We paid dividends totaling $577 million in 2010, $552 million in 2009, and $419 million in 2008. In August 2010, we increased our dividend 6 percent to $0.28 per share. We continue to review our options for returning additional value to shareowners, including the possibility of a dividend increase.
Divestiture: In October 2008, we consummated the sale of the Dairy business after receiving approval from the appropriate regulatory agencies and received $300 million in cash, and may receive additional contingent consideration. The contingent consideration is a 10-year earn-out with potential annual payments being earned by the company if certain revenue levels are exceeded. During fiscal year 2009, income from operations of discontinued businesses included an $11 million pre-tax gain related to the sale.
2010 Acquisitions: In April 2010, we acquired a corn and soybean processing plant located in Paine, Chile from Anasac, a Santiago-based company that provides seed processing services. Acquisition costs were less than $1 million, and classified as selling, general, and administrative expenses. The total cash paid and the fair value of the acquisition were $34 million, and the purchase price was primarily allocated to fixed assets, goodwill, and intangibles.
In October 2009, we acquired the remaining 51 percent equity interest in Seminium, a leading Argentinean corn seed company. Acquisition costs were less than $1 million, and classified as selling, general and administrative expenses. The total fair value of Seminium was $36 million. This fair value includes $20 million of cash paid (net of cash acquired) and $16 million for the fair value of Monsanto’s 49 percent equity interest in Seminium held prior to the acquisition.
2009 Acquisitions: In December 2008, we acquired 100 percent of the outstanding stock of Aly Participacoes Ltda. (Aly), which operates the sugarcane breeding and technology companies, CanaVialis S.A. and Alellyx S.A., both of which are based in Brazil, for 616 million Brazilian reais or $264 million (net of cash acquired), inclusive of transaction costs of less than $1 million. We consummated the transaction with existing cash.
In July 2009, we acquired the assets of WestBred, LLC, a Montana-based company that specializes in wheat germplasm, for $49 million (net of cash acquired), inclusive of transaction costs of $4 million. The acquisition will bolster the future growth of Monsanto’s seeds and traits platform.
For all acquisitions described above, the business operations and employees of the acquired entities were added into the Seeds and Genomics segment results upon acquisition. These acquisitions were accounted for as purchase transactions. Accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the dates of the acquisitions. See Note 4 — Business Combinations — for further discussion of these acquisitions.

Contractual Obligations: We have certain obligations and commitments to make future payments under contracts. The following table sets forth our estimates of future payments under contracts as of Aug. 31, 2010. See Note 25 — Commitments and Contingencies — for a further description of our contractual obligations.

	Payments Due by Fiscal Year Ending Aug. 31,
							2016
							and
(Dollars in millions)	Total	2011	2012	2013	2014	2015	beyond

Total Debt, including Capital Lease Obligations	$2,103	$241	$624	$3	$3	$3	$1,229
Interest Payments Relating to Long-Term Debt and Capital Lease Obligations(1)	1,433	107	107	71	71	71	1,006
Operating Lease Obligations	538	117	108	89	71	43	110
Purchase Obligations:
Uncompleted additions to property	103	103	—	—	—	—	—
Commitments to purchase inventories	1,837	881	229	201	187	183	156
Commitments to purchase breeding research	129	45	45	3	3	3	30
R&D alliances and joint venture obligations	164	71	37	19	12	8	17
Other purchase obligations	9	4	4	1	—	—	—
Other Liabilities:
Postretirement and ESOP liabilities(2)	127	71	—	—	—	—	56
Unrecognized tax benefits(3)	292	6
Other liabilities	186	26	18	21	15	7	99

Total Contractual Obligations	$6,921	$1,672	$1,172	$408	$362	$318	$2,703

(1)	For variable rate debt, interest is calculated using the applicable rates as of Aug. 31, 2010.

(2)	Includes the company’s planned pension and other postretirement benefit contributions for 2011. The actual amounts funded in 2011 may differ from the amounts listed above. Contributions in 2012 through 2015 are excluded as those amounts are unknown. Refer to Note 17 — Postretirement Benefits — Pensions — and Note 18 — Postretirement Benefits — Health Care and Other Postemployment Benefits — for more information. The 2016 and beyond amount relates to the ESOP enhancement liability balance. Refer to Note 19 — Employee Savings Plans — for more information.

(3)	Unrecognized tax benefits relate to uncertain tax positions recorded under the Income Taxes topic of the ASC. We are unable to reasonably predict the timing of tax settlements, as tax audits can involve complex issues and the resolution of those issues may span multiple years, particularly if subject to negotiation or litigation. See Note 13 — Income Taxes — for more information.
Off-Balance Sheet Arrangements
Under our Separation Agreement with Pharmacia, we are required to indemnify Pharmacia for certain matters, such as environmental remediation obligations and litigation. To the extent we are currently managing any such matters, we evaluate them in the course of managing our own potential liabilities and establish reserves as appropriate. However, additional matters may arise in the future, and we may manage, settle or pay judgments or damages with respect to those matters in order to mitigate contingent liability and protect Pharmacia and Monsanto. See Note 25 — Commitments and Contingencies and Part I — Item 3 — Legal Proceedings — for further information.
We have entered into various customer financing programs which are accounted for in accordance with the Transfers and Servicing topic of the ASC. See Note 7 — Customer Financing Programs — for further information.
Other Information
As discussed in Note 25 — Commitments and Contingencies and Item 3 — Legal Proceedings, Monsanto is responsible for significant environmental remediation and is involved in a number of lawsuits and claims relating to a variety of issues. Many of these lawsuits relate to intellectual property disputes. We expect that such disputes will continue to occur as the agricultural biotechnology industry evolves.
Seasonality
Our fiscal year end of August 31 synchronizes our quarterly and annual results with the natural flow of the agricultural cycle in our major markets. It provides a more complete picture of the North American and South American growing seasons in the same fiscal year. Sales by our Seeds and Genomics segment, and to a lesser extent, by our Agricultural Productivity segment, are seasonal. In fiscal year 2010, approximately 74 percent of our Seeds and Genomics segment sales occurred in the second and third quarters. This segment’s seasonality is primarily a function of the purchasing and growing patterns in North America. Agricultural Productivity segment sales were more evenly spread across our fiscal year quarters in 2010, with approximately 55 percent of these sales occurring in the second half of the year. Seasonality varies by the world areas where our Agricultural Productivity businesses operate. For example, the United States, Brazil and Europe were the largest contributors to Agricultural Productivity sales in 2010, and experienced most of their sales evenly across our fiscal quarters in 2010.
Net income is the highest in second and third quarters, which correlates with the sales of the Seeds and Genomics segment and its gross profit contribution. Sales and income may shift somewhat between quarters, depending on planting and growing conditions. Our inventory is at its lowest level at the end of our fiscal year, which is consistent with the agricultural cycles in our major markets. Additionally, our trade accounts receivable are at their lowest levels in our fourth quarter, primarily because of collections received on behalf of both segments in the United States and Latin America, and the seasonality of our sales.
As is the practice in our industry, we regularly extend credit to enable our customers to acquire crop protection products and seeds at the beginning of the growing season. Because of the seasonality of our business and the need to extend credit to customers, we use short-term borrowings to finance working capital requirements. Our need for such financing is generally higher in the first and third quarters of the fiscal year and lower in the second and fourth quarters of the fiscal year. Our customer financing programs are expected to continue to reduce our reliance on commercial paper borrowings.
OUTLOOK
We believe we have achieved an industry-leading position in the areas in which we compete in both of our business segments. However, the outlook for each part of our business is quite different. In the Seeds and Genomics segment, our seeds and traits business is expected to expand via our investment in new products. In the Agricultural Productivity segment, we expect to deliver competitive products in a more stable business.
We believe that our company is positioned to deliver value-added products to growers enabling us to grow our gross profit in the future. We expect to see strong cash flow in the future, and we remain committed to returning value to shareowners through vehicles such as investments that expand the business, dividends and share repurchases. We will remain focused on cost and cash management for each segment, both to support the progress we have made in managing our investment in working capital and to realize the full earnings potential of our businesses. We plan to continue to seek additional external financing opportunities for our customers as a way to manage receivables for each of our segments.
Economic activity in the United States and globally appears to be recovering from the slowdown seen in fiscal year 2009, though credit availability is still restrained. Outside of the United States, our businesses will continue to face additional challenges related to the risks inherent in operating in emerging markets. We expect to continue to monitor these developments and the challenges and issues they place on our business. We believe we have taken appropriate measures to manage our credit exposure, which has the potential to affect sales negatively in the near term. In addition, volatility in foreign currency exchange rates may negatively affect our profitability, the book value of our assets outside the United States, and our shareowners’ equity.
Seeds and Genomics
Our capabilities in plant breeding and biotechnology research are generating a rich and balanced product pipeline that we expect will drive long-term growth. We plan to continue to invest in the areas of seeds, genomics and biotechnology and to invest in technology arrangements that have the potential to increase the efficiency and effectiveness of our R&D efforts. We believe that our seeds and traits businesses will have significant near-term growth opportunities through a combination of improved breeding and continued growth of stacked and second-generation biotech traits.
We expect advanced breeding techniques combined with improved production practices and capital investments will continue to contribute to improved germplasm quality and yields for our seed offerings, leading to increased global demand for both our branded germplasm and our licensed germplasm. Our vegetable portfolio will focus on 23 crops. We plan to continue applying our molecular breeding and marker capabilities to our vegetable seeds germplasm, which we expect will lead to business growth. The integration of De Ruiter has improved our abilities to develop and deliver new, innovative products to our broad customer base. The acquisition of Aly will enable us to combine our areas of breeding expertise to enhance yields in sugarcane, a crop that is vital to addressing growing global food and fuel demands. We also plan to continue making strategic acquisitions in our seed businesses to grow our branded seed market share, expand our germplasm library and strengthen our global breeding programs. We expect to see continued competition in seeds and genomics in the near term. We believe we will have a competitive advantage because of our global breeding capabilities and our multiple-channel sales approach in the United States for corn and soybean seeds.
Commercialization of second- and third-generation traits and the stacking of multiple traits in corn and cotton are expected to increase penetration in approved markets, particularly as we continue to price our traits in line with the value growers have experienced. In 2010, we saw higher-value, stacked-trait products representing a larger share of our total U.S. corn seed sales than they did in 2009. Acquisitions may also present mid to longer term opportunities to increase penetration of our traits. We experienced an increase in competition in biotechnology as more competitors launched traits in the United States and internationally. However, we believe our competitive position continues to enable us to deliver second- and third-generation traits when our competitors are delivering their first-generation traits.
Key regulatory approvals were obtained for the 2010 commercial launch of our next generation corn product. Genuity SmartStax, a product that contains five proteins that control important above ground (corn borer, corn ear worm) and below ground (corn root worm) pests and provides tolerance to the herbicides glyphosate and glufosinate, uses multiple modes of action for insect control, the proven means to enhance performance, reduce structured refuge and maintain long-term durability of corn trait technology. Genuity SmartStax uniquely features a combination of weed and insect control traits that significantly reduces the risk of resistance for both above and below ground pests. As a result, the U.S. EPA and the Canadian Food Inspection Agency allowed reduction of the typical structured farm refuge from 20 percent to 5 percent for Genuity SmartStax in the U.S. Corn Belt and Canada and from 50 percent to 20 percent for the U.S. Cotton Belt. Genuity SmartStax corn was launched in the United States in 2010.
Full regulatory submissions were completed for a 5 percent refuge-in-a-bag (RIB) seed blend to the U.S. EPA for Genuity SmartStax and Genuity VT2PRO. Genuity SmartStax and VT2PRO RIB would provide a single bag solution to enable farmers in the Corn Belt to plant corn without a separate refuge.
We have recently received Brazilian National Technical Biosafety Committee approval for Bt Roundup Ready 2 Yield soybeans, which is an important step toward commercialization of the first biotechnology trait developed specifically for a non-US market. Key import submissions are under regulatory review. Other global cultivation opportunities were also expanded for corn and cotton with approval of Bollgard II Cotton in Brazil and corn field trials in Mexico, Vietnam and Pakistan.
During 2007, we announced a long-term joint R&D and commercialization collaboration in plant biotechnology with BASF that will focus on high-yielding crops and crops that are tolerant to adverse conditions such as drought. We have completed all North American and key import country regulatory submissions for the first biotech drought-tolerant corn product. Pending necessary approvals, the product is on track for an introduction around 2012. Over the long-term life of the collaboration, we and BASF will dedicate a joint budget of potentially $2.5 billion to fund a dedicated pipeline of yield and stress tolerance traits for corn, soybeans, cotton, canola and wheat.
Our international traits businesses, in particular, will probably continue to face unpredictable regulatory environments that may be highly politicized. We operate in volatile, and often difficult, economic environments. Although we see growth potential in our India cotton business with the ongoing conversion to higher planting rates with hybrids and Bollgard II, this business is currently operating under state governmental pricing directives that we believe limit near-term earnings potential in India.
In Brazil, notwithstanding continuing and varied legal challenges by private and governmental parties, we expect to continue to operate our dual-track business model of certified seeds and our point-of-delivery payment system (Roundup Ready soybeans) or our indemnification collection system (Bollgard cotton) to ensure that we capture value on all of our Roundup Ready soybeans and Bollgard cotton crops grown there. Income is expected to grow as farmers choose to plant more of these approved traits. Although Brazilian law clearly states that these products protected by pipeline patents have the duration of the U.S. patent (2014 for Roundup Ready soybeans and 2011 for Bollgard cotton), legal rulings have not consistently achieved that outcome. Continued commercial approval of new products such as the recently approved Yieldgard VT Pro, Yieldgard Roundup Ready 2, Yieldgard Corn Borer and Bt Roundup Ready 2 Yield soybeans will provide the opportunity for a step change in contributions from seeds and traits in Brazil. As noted above, Yieldgard Corn Borer was approved recently, and was planted in the past two growing seasons. The agricultural economy in Brazil could be impacted by global commodity prices, particularly for corn and soybeans. We continue to maintain our strict credit policy, expand our grain-based collection system, and focus on cash collection and sales, as part of a continuous effort to manage our Brazilian risk against such volatility.
Efforts to secure an orderly system in Argentina to support the introduction of new technology products are underway. We do not plan to collect on Roundup Ready soybeans and we do not plan to commercialize new soybean or cotton traits in Argentina until we can achieve more certainty that we will be compensated for providing the technology. All on-going soybean litigations have been settled. We are continuing to discuss alternative arrangements with various Argentine stakeholders pertaining to new soybean and cotton trait products. However, we have no certainty that any of these discussions will lead to an income producing outcome.
In March 2008, a judge of the French Supreme Administrative court (Conseil d’Etat) rejected an application for interim relief by French farmers, French grower associations and various companies, including Monsanto, to overturn the French government’s suspension of planting of Yieldgard Corn Borer pending review and completion under a new regulatory regime. The outcome means that there will be no additional sales or planting of this product in France during the forthcoming growing season. The European Food Safety Authority (EFSA) has issued an opinion that the French suspension is not supported on a scientific basis. The case has now been referred to the European Court of Justice (ECJ) and the ban remains in place. On April 17, 2009, Germany invoked the safeguard clause and also banned the planting of Yieldgard Corn Borer. We sought interim relief to overturn the ban which the German administrative courts denied. As a result, there will be no sales or planting of MON810 products in Germany this growing season. The court proceedings are postponed pending the outcome of administrative proceedings. Other European Union Member States (e.g., Austria, Luxembourg and Greece) have also invoked safeguard measures but we have focused our legal challenges to those countries with significant corn plantings.
Agricultural Productivity
Our Agricultural Productivity gross profit peaked in 2008, declined slightly in 2009 and declined significantly in 2010. The structural changes that have occurred in the global glyphosate market, including oversupply and overcapacity at the manufacturing level, have created a significant compression in the manufacturer’s margin. We believe this structural change is permanent and will therefore have a long term impact on the level of profits and cash generated by this business. While we expect the business to continue to be cash positive, we have oriented the focus of Monsanto’s agricultural productivity business to strategically support Monsanto’s Roundup Ready crops.
We have submitted a mine plan to the U.S. Bureau of Land Management (BLM) regarding a new phosphate ore mine near Soda Springs, Idaho, that we intend to use to meet existing and future production demands for our Roundup herbicides and licensed glyphosate. BLM is in the process of finalizing an Environmental Impact Statement (EIS) for the mine. We anticipate receiving regulatory approvals for our new mine in fiscal year 2011. However, we are aware that certain environmental groups have initiated litigation against other phosphate producers to disrupt and delay the permitting process.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements, we must select and apply various accounting policies. Our most significant policies are described in Note 2 — Significant Accounting Policies. In order to apply our accounting policies, we often need to make estimates based on judgments about future events. In making such estimates, we rely on historical experience, market and other conditions, and on assumptions that we believe to be reasonable. However, the estimation process is by its nature uncertain given that estimates depend on events over which we may not have control. If market and other conditions change from those that we anticipate, our results of operations, financial condition and changes in financial condition may be materially affected. In addition, if our assumptions change, we may need to revise our estimates, or to take other corrective actions, either of which may also have a material effect on our results of operations, financial condition or changes in financial condition. Members of our senior management have discussed the development and selection of our critical accounting estimates, and our disclosure regarding them, with the audit and finance committee of our board of directors, and do so on a regular basis.
We believe that the following estimates have a higher degree of inherent uncertainty and require our most significant judgments. In addition, had we used estimates different from any of these, our results of operations, financial condition or changes in financial condition for the current period could have been materially different from those presented.
Goodwill: The majority of our goodwill relates to our seed company acquisitions. We are required to assess whether any of our goodwill is impaired. In order to do this, we apply judgment in determining our reporting units, which represent component parts of our business. Our annual goodwill impairment assessment involves estimating the fair value of a reporting unit and comparing it with its carrying amount. If the carrying value of the reporting unit exceeds its fair value, additional steps are required to calculate a potential impairment loss.
Calculating the fair value of the reporting units requires significant estimates and long-term assumptions. Any changes in key assumptions about the business and its prospects, or any changes in market conditions, interest rates or other externalities, could result in an impairment charge. We estimate the fair value of our reporting units by applying discounted cash flow methodologies. A discounted cash flow analysis requires us to make various judgmental estimates and assumptions that include, but are not limited to, sales growth, gross profit margin rates and discount rates. Discount rates were evaluated by reporting unit to account for differences in inherent industry risk. Sales growth and gross profit margin assumptions were based on our long range plan.
The annual goodwill impairment tests were performed as of March 1, 2010, and March 1, 2009. No indications of goodwill impairment existed as of either date. In 2010 and 2009, we recorded goodwill related to our acquisitions (see Note 4 — Business Combinations). As part of the annual goodwill impairment tests, we compared our total market capitalization with the aggregate estimated fair value of our reporting units to ensure that significant differences are understood. At March 1, 2010, and March 1, 2009, our market capitalization exceeded the aggregate estimated fair value of our reporting units. Future declines in the fair value of our reporting units could result in an impairment of goodwill and reduce net income.
In assessing goodwill for impairment for the Roundup and other glyphosate-based herbicides reporting unit, the estimated fair value exceeded the carrying value by approximately 8 percent. At March 1, 2010, the carrying value of this reporting unit included an allocation of goodwill of $54 million. The key assumptions with the most significant impact on reporting unit fair value calculations include the discount rate and the gross profit margin rate. The discount rate used for the Roundup and other glyphosate-based herbicides reporting unit was 7.5 percent and an increase in 50 basis points would have resulted in a fair value equal to the carrying value of the reporting unit. The gross profit margin rate used for the Roundup and other glyphosate-based herbicides reporting unit is 17 percent during the cash flow projection period, and a decrease of 50 basis points would have resulted in a fair value that was approximately 1 percent above the carrying value of the reporting unit.
Intangible Assets: In accordance with the Intangibles — Goodwill and Other topic of the ASC, all amortizable intangible assets are assessed for impairment whenever events indicate a possible loss. Such an assessment involves estimating undiscounted cash flows over the remaining useful life of the intangible. If the review indicates that undiscounted cash flows are less than the recorded value of the intangible asset, the carrying amount of the intangible is reduced by the estimated cash-flow shortfall on a discounted basis, and a corresponding loss is charged to the Statement of Consolidated Operations. Significant changes in key assumptions about the business, market conditions and prospects for which the intangible asset is currently utilized or expected to be utilized could result in an impairment charge.

Litigation and Other Contingencies: We are involved in various intellectual property, tort, contract, antitrust, employee benefit, environmental and other claims and legal proceedings; environmental remediation; government investigations and product claims. We routinely assess the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable. We record accruals for such contingencies to the extent that we conclude their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable. Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements. In making determinations of likely outcomes of litigation matters, management considers many factors. These factors include, but are not limited to, past history, scientific and other evidence, and the specifics and status of each matter. If our assessment of the various factors changes, we may change our estimates. That may result in the recording of an accrual or a change in a previously recorded accrual. Predicting the outcome of claims and litigation, and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals.
Our environmental, litigation and product liability reserve at Aug. 31, 2010, and Aug. 31, 2009, was $255 million and $262 million, respectively. The reserve related to environmental matters represents the discounted cost that we would expect to incur in connection with those matters. We expect to pay for these potential liabilities over time as the various legal proceedings and product claims are resolved and remediation is performed at the various environmental sites. Actual costs to us may differ materially from this estimate. Further, additional litigation or environmental matters that are not reflected in this reserve may arise or become probable and reasonably estimable in the future, and we may also manage, settle or pay judgments or damages with respect to litigation or environmental matters in order to mitigate contingent potential liabilities.
Pensions and Other Postretirement Benefits: The actuarial valuations of our pension and other postretirement benefit costs, assets and obligations affect our financial position, results of operations and cash flows. These valuations require the use of assumptions and long-range estimates. These assumptions include, among others: assumptions regarding interest and discount rates, assumed long-term rates of return on pension plan assets, health care cost trends, and projected rates of salary increases. We regularly evaluate these assumptions and estimates as new information becomes available. Changes in assumptions (caused by conditions in the debt and equity markets, changes in asset mix, and plan experience, for example) could have a material effect on our pension obligations and expenses, and can affect our net income, liabilities, and shareowners’ equity. In addition, changes in assumptions such as rates of return, fixed income rates used to value liabilities or declines in the fair value of plan assets may result in voluntary decisions or mandatory requirements to make additional contributions to our qualified pension plan. Because of the design of our postretirement health care plans, our liabilities associated with these plans are not highly sensitive to assumptions regarding health care cost trends.
Fiscal year 2011 pension expense, which will be determined using assumptions as of Aug. 31, 2010, is expected to increase compared with fiscal year 2010 because we decreased our expected rate of return on assets assumption as of Aug. 31, 2010, to 7.5 percent. This assumption was 7.75 percent in 2010, 8.0 percent in 2009, and 8.25 percent in 2008. To determine the rate of return, we consider the historical experience and expected future performance of the plan assets, as well as the current and expected allocation of the plan assets. The U.S. qualified pension plan’s asset allocation as of Aug. 31, 2010, was approximately 59 percent equity securities, 33 percent debt securities and 8 percent other investments, in line with policy ranges. We periodically evaluate the allocation of plan assets among the different investment classes to ensure that they are within policy guidelines and ranges. Although we do not currently expect to further reduce the assumed rate of return in the near term, holding all other assumptions constant, we estimate that a half-percent decrease in the expected return on plan assets would lower our fiscal year 2011 pre-tax income by approximately $7 million.
Our discount rate assumption for the 2011 U.S. pension expense is 4.35 percent. This assumption was 5.30 percent, 6.50 percent and 6.05 percent in 2010, 2009 and 2008, respectively. In determining the discount rate, we use yields on high-quality fixed-income investments (including among other things, Moody’s Aa corporate bond yields) that match the duration of the pension obligations. To the extent the discount rate increases or decreases, our pension obligation is decreased or increased accordingly. Holding all other assumptions constant, we estimate that a half-percent decrease in the discount rate will decrease our fiscal year 2011 pre-tax income by approximately $5 million. Our salary rate assumption as of Aug. 31, 2010, was approximately 4.0 percent prospectively on all plans. Holding all other assumptions constant, we estimate that a half-percent increase in the salary rate assumption would decrease our fiscal year 2011 pretax income by $2 million.
Income Taxes: Management regularly assesses the likelihood that deferred tax assets will be recovered from future taxable income. To the extent management believes that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established. When a valuation allowance is established or increased, an income tax charge is included in the consolidated financial statements and net deferred tax assets are adjusted accordingly. Changes in tax laws, statutory tax rates and estimates of the company’s future taxable income levels could result in actual realization of the deferred tax assets being materially different from the amounts provided for in the consolidated financial statements. If the actual recovery amount of the deferred tax asset is less than anticipated, we would be required to write-off the remaining deferred tax asset and increase the tax provision, resulting in a reduction of net income and shareowners’ equity.
Under the Income Taxes topic of the ASC, in order to recognize the benefit of an uncertain tax position, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50 percent likely to be realized upon resolution of the position. Tax authorities regularly examine the company’s returns in the jurisdictions in which we do business. Management regularly assesses the tax risk of the company’s return filing positions and believes its accruals for uncertain tax positions are adequate as of Aug. 31, 2010.
As of Aug. 31, 2010, management has recorded deferred tax assets of approximately $600 million in Brazil primarily related to net operating loss carryforwards (NOLs) that have no expiration date. We also had available approximately $330 million of U.S. foreign tax credit carryforwards. Management continues to believe it is more likely than not that we will realize our deferred tax assets in Brazil and the United States.
Marketing Programs: Accrued marketing program costs are recorded in accordance with the Revenue Recognition topic of the ASC, based upon specific performance criteria met by our customers, such as purchase volumes, promptness of payment, and market share increases. We introduced marketing programs that provide certain customers price protection consideration if standard published prices fall lower than the price the distributor paid on eligible products. The associated cost of marketing programs is recorded in net sales in the Statements of Consolidated Operations. As actual expenses are not known at the time of the sale, an estimate based on the best available information (such as historical experience) is used as a basis for the liability. Management analyzes and reviews the marketing program balances on a quarterly basis, and adjustments are recorded as appropriate.
Allowance for Doubtful Trade Receivables: We maintain an allowance for doubtful trade receivables. This allowance represents our estimate of accounts receivable that, subsequent to the time of sale, we have estimated to be of doubtful collectibility because our customers may not be able to pay. In determining the adequacy of the allowance for doubtful accounts, we consider historical bad-debt experience, customer creditworthiness, market conditions, and economic conditions. We perform ongoing evaluations of our allowance for doubtful accounts, and we adjust the allowance as required. Increases in this allowance will reduce the recorded amount of our net trade receivables, net income and shareowners’ equity, and increase our bad-debt expense.
Allowances for Returns and Inventory Obsolescence: Where the right of return exists in our seed business, sales revenues are reduced at the time of sale to reflect expected returns. In order to estimate the expected returns, management analyzes historical returns, economic trends, market conditions, and changes in customer demand. In addition, we establish allowances for obsolescence of inventory equal to the difference between the cost of inventory and the estimated market value, based on assumptions about future demand and market conditions. We regularly evaluate the adequacy of our return allowances and inventory obsolescence reserves. If economic and market conditions are different from those we anticipated, actual returns and inventory obsolescence could be materially different from the amounts provided for in our consolidated financial statements. If seed returns are higher than anticipated, our net sales, net trade receivables, net income and shareowners’ equity for future periods will be reduced. If inventory obsolescence is higher than expected, our cost of goods sold will be increased, and our inventory valuations, net income, and shareowners’ equity will be reduced.
Stock-Based Compensation: The Compensation — Stock Compensation topic of the ASC requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair value. Pre-tax stock-based compensation expense recognized was $105 million, $131 million and $90 million in 2010, 2009 and 2008, respectively.
We estimate the value of employee stock options on the date of grant using a lattice-binomial model. The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The use of a lattice-binomial model requires extensive actual employee exercise behavior data and a number of complex assumptions including expected volatility, risk-free interest rate, and expected dividends. We based our estimate of future volatility on a combination of historical volatility on our stock and implied volatility on publicly traded options on our stock. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of our employee stock options. The dividend yield assumption is based on the history and expectation of dividend payouts. The weighted-average estimated value of employee stock options granted during 2010 was $24.03 per share using the lattice-binomial model.
We estimate the value of restricted stock and restricted stock units based on the fair value of our stock on the date of grant. When dividends are not paid on outstanding restricted stock units, we value the award by reducing the grant-date price by the present value of the dividends expected to be paid, discounted at the appropriate risk-free interest rate. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of our restricted stock units. The weighted-average value of restricted stock units granted during 2010 was $69.57.
Pre-tax unrecognized compensation expense, net of estimated forfeitures, for stock options, nonvested restricted stock and nonvested restricted stock units was $121 million as of Aug. 31, 2010, which will be recognized over the weighted-average remaining vesting periods of one to two years.
If factors change and we employ different assumptions in the application of the Compensation — Stock Compensation topic of the ASC in future periods, or if employee exercise behavior or forfeiture rates of restricted stock units is significantly different from the assumptions in our model, the compensation expense that we record may differ significantly from what we have recorded in the current period.
NEW ACCOUNTING STANDARDS
In July 2010, the FASB issued a new update that requires enhanced disclosures regarding credit quality and the related allowance for credit losses of financing receivables. The new disclosures will require additional information for nonaccrual and past due accounts, the allowance for credit losses, impaired loans, credit quality, and account modifications. Accordingly, we will include the new disclosure requirements as of the end of the reporting period beginning in second quarter 2011, and the disclosures related to activities during the reporting period beginning in our third quarter 2011. We are currently evaluating the disclosure impact of including this update on the consolidated financial statements.
In January 2010, the FASB issued an amendment to the Fair Value Measurements and Disclosures topic of the ASC. This amendment requires disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This amendment is effective for periods beginning after Dec. 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements, which will be effective for fiscal years beginning after Dec. 15, 2010, and for interim periods within those fiscal years. Accordingly, we prospectively adopted this amendment in third quarter 2010, except for the additional Level 3 requirements which will be adopted in fiscal year 2011. See Note 15 — Fair Value Measurements for the new disclosures. We are currently evaluating the disclosure impact of adopting the additional Level 3 requirements of the standard on the consolidated financial statements.
In June 2009, the FASB issued its ASC Topic 105, Generally Accepted Accounting Principles, which became the single source of authoritative GAAP (other than rules and interpretive releases of the U.S. Securities and Exchange Commission). The ASC is topically based with topics organized by ASC number and updated with Accounting Standards Updates (ASUs). ASUs replace accounting guidance that historically was issued as FASB Statements of Financial Accounting Standards (SFAS), FASB Interpretations (FIN), FASB Staff Positions (FSP), Emerging Issues Task Force (EITF) Issues or other types of accounting standards. The ASC became effective Nov. 30, 2009, for Monsanto and disclosures within this Annual Report on Form 10-K have been updated to reflect the change. The ASC does not change GAAP and did not impact our consolidated financial statements.
In June 2009, the FASB issued a standard that requires an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. This statement requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary. This standard is effective for fiscal years beginning after Nov. 15, 2009. Accordingly, we will adopt this standard in fiscal year 2011. We are currently evaluating the impact of adoption on the consolidated financial statements.
In June 2009, the FASB issued a standard that removes the concept of a qualifying special-purpose entity (QSPE) from GAAP and removes the exception from applying consolidation principles to a QSPE. This standard also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This standard is effective for fiscal years beginning after Nov. 15, 2009. Accordingly, we will adopt this standard in fiscal year 2011. We are currently evaluating the impact of adoption on our QSPE related to a Brazilian financing program, other financing programs and on the consolidated financial statements.
In December 2008, the FASB issued a standard that provides additional guidance regarding disclosures about plan assets of defined benefit pension or other postretirement plans. This standard is effective for financial statements issued for fiscal years ending after Dec. 15, 2009. Accordingly, we adopted this standard as of Aug. 31, 2010. See Note 17 — Postretirement Benefits — Pensions — for the disclosures required by this standard.
In February 2008, the FASB issued a standard that delayed the effective date of the new guidance regarding fair value measurement and disclosure for nonfinancial assets and liabilities to fiscal years beginning after Nov. 15, 2008. Accordingly, we adopted in fiscal year 2010 the additional requirements of the Fair Value Measurements and Disclosures topic of the ASC that were deferred by this standard. The adoption of this standard did not have an impact on our consolidated financial statements. See Note 14 — Debt and Other Credit Arrangements and Note 15 — Fair Value Measurements — for additional discussion regarding fair value measurements.
In December 2007, the FASB issued a standard that requires an entity to clearly identify and present its ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the Statements of Consolidated Operations; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after Dec. 15, 2008. The provisions of the standard related to accounting for changes in ownership are to be applied prospectively, except for the presentation and disclosure requirements, which are to be applied retrospectively. We adopted this standard on Sept. 1, 2009, and the presentation and disclosure requirements of this standard were applied retrospectively to all periods presented. The adoption of this standard did not have a material impact on the consolidated financial statements, other than the following changes in presentation of noncontrolling interests:
•	Consolidated net income was recast to include net income attributable to both the company and noncontrolling interests in the Statements of Consolidated Operations.

•	Noncontrolling interests were reclassified from other liabilities to equity, separate from the parent’s shareowners’ equity, in the Statements of Consolidated Financial Position.

•	The Statements of Consolidated Cash Flows now begin with net income (including noncontrolling interests) instead of net income attributable to Monsanto Company, with net income from noncontrolling interests (previously, minority interests) no longer a reconciling item in arriving at net cash provided by operating activities, and the Statements of Consolidated Cash Flows were recast to include dividend payments to noncontrolling interests.

•	Statements of Consolidated Shareowners’ Equity and Comprehensive Income have been combined and were recast to include noncontrolling interests.